Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295 and 333-111454) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, and 333-111457) of Cheniere Energy, Inc. of our report dated July 12, 2004 relating to the financial statements of Gryphon Exploration Company, which appears on page 37 in Cheniere Energy, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

KPMG LLP

Houston, Texas

July 20, 2004